EXHIBIT 4.7
CONSENT OF M3 ENGINEERING & TECHNOLOGY CORP.
To the Directors of
Glamis Gold Ltd.
     I hereby consent (i) to the references to our name (and the names of our engineers) under the headings “Experts” and “Peñasquito Project” in the Glamis Gold Ltd. (“Glamis”) Registration Statement on Form F-80 dated on or about May 3, 2006 (the “Registration Statement”), and to all other references to our name included or incorporated by reference in the Registration Statement, (ii) to the reliance on our independent technical report entitled “Peñasquito Feasibility Study” dated November 2005, which was used, or directly quoted from, in preparing summaries concerning the Peñasquito Project which appear in the Registration Statement and in Western Silver Corporation’s Annual Information Form for the year ended December 31, 2005.

M3 ENGINEERING & TECHNOLOGY CORP.

/s/ Conrad E. Huss
By: Conrad E. Huss, P.E., Ph. D.

Tucson, Arizona
May 3, 2006